The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated June 30, 2020

Pricing supplement To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020 and product supplement no. 4-I dated April 8, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated July , 2020 Rule 424(b)(2)

JPMorgan Chase Financial Company LLC

Structured Investments	$ Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket due July 8, 2022 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek exposure to the performance of the J.P. Morgan Quest 5G Thematic Basket, a basket of 32 Reference Stocks of U.S.-listed companies associated with the ongoing roll-out of fifth-generation wireless technologies (“5G”), as increased by the Basket Adjustment Factor. Investors should be willing to forgo interest and dividend payments and, if the Basket declines by more than approximately 1.5360%, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	The Basket consists of 32 common stocks/ordinary shares/common shares/American depositary shares (“ADSs”) (each, a “Reference Stock” and collectively, the “Reference Stocks”). The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.
Payment at Maturity:

Payment at maturity will reflect the performance of the Basket, subject to the Basket Adjustment Factor. Accordingly, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows:

$1,000 × (1 + Basket Return) × Basket Adjustment Factor

Because the Basket Adjustment Factor is 101.56%, you will lose some or all of your principal amount at maturity if the Basket Return reflects a decline in the closing level of the Basket of more than approximately 1.5360%. For more information on how the Basket Adjustment Factor can impact your payment at maturity, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” in this pricing supplement.

Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Basket Adjustment Factor:	101.56%
Starting Basket Level:	The closing level of the Basket on the Pricing Date
Ending Basket Level:	The arithmetic average of the closing levels of the Basket on the Ending Averaging Dates
Closing Level of the Basket:

On the Base Date, the closing level of the Basket was set equal to 100. On any subsequent date, the closing level of the Basket will be calculated as follows:

100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]

A level of the Basket may be published on the Bloomberg Professional® service (“Bloomberg”) under the Bloomberg ticker JPFIVEG. Any levels so published are for informational purposes only and are not binding in any way with respect to the notes. Although that level may appear under that Bloomberg ticker during the term of the notes, any such level may not be the same as the closing level of the Basket determined by the calculation agent for any Ending Averaging Date. You will not have any rights or claims, whether legal or otherwise, relating to any information regarding that level (whether displayed on Bloomberg or elsewhere) with respect to the notes.

Stock Return:	With respect to each Reference Stock, on any relevant date: (Final Stock Price – Initial Stock Price) Initial Stock Price
Stock Weight:	With respect to each Reference Stock, the weight of that Reference Stock in the Basket as of the Base Date, as specified under “The Basket.” The effective weight of each Reference Stock in the Basket over the term of the notes will fluctuate.
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Base Date, as specified in “The Basket” on page PS-1 of this pricing supplement
Final Stock Price:	With respect to each Reference Stock, on any Ending Averaging Date, the closing price of one share of that Reference Stock on that Ending Averaging Date
Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and was set equal to 1.0 on the Base Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Base Date:	June 26, 2020
Pricing Date:	On or about July 2, 2020
Original Issue Date:	On or about July 8, 2020 (Settlement Date)
Ending Averaging Dates*:	June 28, 2022, June 29, 2022, June 30, 2022, July 1, 2022 and July 5, 2022
Maturity Date*:	July 8, 2022
CUSIP:	48129KAH3
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $7.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $970.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007234/crt-dp125068_424b2.pdf

Prospectus supplement and prospectus, each dated April 8, 2020:
http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments —	PS-2
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

The Basket

The following table sets forth, for each Reference Stock, its Bloomberg ticker symbol, its issuer, the relevant exchange on which it is listed, its Stock Weight, its Initial Stock Price, its closing price on the Pricing Date and its effective weight in the Basket on the Pricing Date.

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weight*	Initial Stock Price**	Closing Price on Pricing Date	Effective Weight on Pricing Date*
AAPL	Apple Inc.	The NASDAQ Stock Market (NASDAQ)	6.248%	$353.63	$	%
ADI	Analog Devices, Inc.	NASDAQ	1.859%	$117.87	$	%
ANSS	ANSYS, Inc.	NASDAQ	0.920%	$283.08	$	%
APH	Amphenol Corporation	New York Stock Exchange (NYSE)	1.480%	$93.97	$	%
ATUS	Altice USA, Inc.	NYSE	0.730%	$22.45	$	%
AVGO	Broadcom Inc.	NASDAQ	5.498%	$307.41	$	%
CCI	Crown Castle International Corp.	NYSE	2.119%	$161.33	$	%
CDNS	Cadence Design Systems, Inc.	NASDAQ	1.210%	$93.84	$	%
CHTR	Charter Communications, Inc.	NASDAQ	2.369%	$502.27	$	%
CSCO	Cisco Systems, Inc.	NASDAQ	6.248%	$46.31	$	%
DISH	DISH Network Corporation	NASDAQ	2.079%	$32.55	$	%
FTNT	Fortinet, Inc.	NASDAQ	0.870%	$134.55	$	%
GLW	Corning Incorporated	NYSE	1.370%	$25.41	$	%
INTC	Intel Corporation	NASDAQ	6.248%	$57.50	$	%
IQ	iQIYI, Inc.	NASDAQ	1.640%	$22.72	$	%
JNPR	Juniper Networks, Inc.	NYSE	0.980%	$22.17	$	%
KEYS	Keysight Technologies, Inc.	NYSE	4.959%	$97.56	$	%
LBTYK	Liberty Global plc	NASDAQ	0.480%	$20.72	$	%
MRVL	Marvell Technology Group Ltd.	NASDAQ	3.029%	$33.23	$	%
MU	Micron Technology, Inc.	NASDAQ	5.638%	$48.49	$	%
NXPI	NXP Semiconductors N.V.	NASDAQ	3.099%	$108.15	$	%
ON	ON Semiconductor Corporation	NASDAQ	0.740%	$19.09	$	%
QCOM	QUALCOMM Incorporated	NASDAQ	6.248%	$88.02	$	%
QRVO	Qorvo, Inc.	NASDAQ	2.899%	$107.37	$	%
SBAC	SBA Communications Corporation	NASDAQ	2.679%	$294.19	$	%
SNPS	Synopsys, Inc.	NASDAQ	0.970%	$190.42	$	%
SWKS	Skyworks Solutions, Inc.	NASDAQ	1.689%	$125.85	$	%
T	AT&T Inc.	NYSE	6.248%	$29.08	$	%
TMUS	T-Mobile US, Inc.	NASDAQ	6.248%	$105.20	$	%
VMW	VMware, Inc.	NYSE	1.190%	$146.50	$
VZ	Verizon Communications Inc.	NYSE	6.248%	$53.16	$	%
XLNX	Xilinx, Inc.	NASDAQ	5.768%	$91.02	$	%

* The Stock Weight of each Reference Stock reflects its weight in the Basket as of the Base Date. The effective weight of each Reference Stock in the Basket will fluctuate over the term of the notes.

** The Initial Stock Price of each Reference Stock is the closing price of one share of that Reference Stock on the Base Date.

JPMorgan Structured Investments —	PS-3
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return or payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes a Starting Basket Level of 100 and reflects the Basket Adjustment Factor of 101.56%. The hypothetical Starting Basket Level of 100 has been chosen for illustrative purposes only and may not represent a likely actual Starting Basket Level. The actual Starting Basket Level will be the closing level of the Basket on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Basket, please see the historical information set forth under “The Basket and the Reference Stocks” in this pricing supplement. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.0000	80.0000%	82.808%
165.0000	65.0000%	67.574%
150.0000	50.0000%	52.340%
140.0000	40.0000%	42.184%
130.0000	30.0000%	32.028%
120.0000	20.0000%	21.872%
110.0000	10.0000%	11.716%
105.0000	5.0000%	6.638%
101.0000	1.0000%	2.576%
100.0000	0.0000%	1.560%
99.9900	-0.0100%	1.550%
98.4640	-1.5360%	0.000%
90.0000	-10.0000%	-8.596%
80.0000	-20.0000%	-18.752%
70.0000	-30.0000%	-28.908%
60.0000	-40.0000%	-39.064%
50.0000	-50.0000%	-49.220%
40.0000	-60.0000%	-59.376%
30.0000	-70.0000%	-69.532%
20.0000	-80.0000%	-79.688%
10.0000	-90.0000%	-89.844%
0.0000	-100.0000%	-100.000%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return is 5%, the investor receives a payment at maturity of $1,066.38 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5%) × 101.56% = $1,066.38

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 99.99. Although the Ending Basket Level of 99.99 is less than the Starting Basket Level of 100 and the Basket Return is -0.01%, because of the positive effect of the Basket Adjustment Factor, the investor receives a payment at maturity of $1,015.50 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 - 0.01%) × 101.56% = $1,015.50

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80. Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100 and the Basket Return is -20%, the investor receives a payment at maturity of $812.48 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + -20%) × 101.56% = $812.48

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-4
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

Selected Purchase Considerations

•	UNCAPPED INVESTMENT EXPOSURE TO THE PERFORMANCE OF THE BASKET — The notes provide uncapped exposure to the performance of the Basket, as increased by the Basket Adjustment Factor. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	RETURN LINKED TO THE J.P. MORGAN QUEST 5G THEMATIC BASKET — The return on the notes is linked to the performance of The J.P. Morgan Quest 5G Thematic Basket, a basket of 32 Reference Stocks of U.S.-listed companies associated with the ongoing roll-out of 5G. See “The Basket” in this pricing supplement for more information about the composition of the Basket and “The Basket and the Reference Stocks” in this pricing supplement for more information about the Reference Stocks.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

As discussed in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Section 871(m) generally applies to notes that substantially replicate the economic performance of one or more Underlying Securities, as determined upon issuance, based on tests set forth in the applicable Treasury regulations (a “Specified Security”). We intend to treat the notes as Specified Securities and therefore as being subject to Section 871(m). Under the applicable Treasury regulations, the dividend equivalent amount is calculated using a formula that is based on the actual dividends paid with respect to the Underlying Securities, even if these dividends are not reflected in determining any payment on the note. We will not be required to pay any additional amounts in respect of amounts withheld under Section 871(m). Upon request, we are required to provide further information relevant to the application of Section 871(m) to the notes, including a schedule of the dividend equivalent amounts and associated withholding. You may submit any such request for information to your custodian.

Our determinations (including with respect to the dividend equivalent amount) are generally binding on you, but are not binding on the IRS, and the IRS may disagree with our determinations. Section 871(m) is complex and its application may depend on your particular circumstances. You should consult your tax adviser regarding the application of Section 871(m) to the notes.

JPMorgan Structured Investments —	PS-5
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal. The amount payable at maturity, if any, will reflect the performance of the Reference Stocks, as increased by the Basket Adjustment Factor. Because the Basket Adjustment Factor is 101.56%, if the Ending Basket Level declines from the Starting Basket Level by more than approximately 1.5360%, you will lose some or all of your principal amount at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-

JPMorgan Structured Investments —	PS-6
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility in the prices of the Reference Stocks;
•	the time to maturity of the notes;
•	the dividend rates on the Reference Stocks;
•	interest and yield rates in the market generally;
•	the actual and expected positive or negative correlation among the Reference Stocks, or the expected absence of any such correlation;
•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to a Basket consisting of 32 Reference Stocks. Price movements of the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the values of the other Reference Stocks. In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant

JPMorgan Structured Investments —	PS-7
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

Reference Stocks and the notes.

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF THE ADSs OF iQIYI, INC. AND THE RIGHTS OF HOLDERS OF THE CLASS A ORDINARY SHARES OF iQIYI, INC. — You should be aware that your return on the notes is linked to the price of the ADSs of iQIYI, Inc. and not the Class A ordinary shares of iQIYI, Inc. There are important differences between the rights of holders of ADSs of iQIYI, Inc. and the rights of holders of the Class A ordinary shares of iQIYI, Inc.. Each ADS of iQIYI, Inc. is a security evidenced by American depositary receipts that represents seven Class A ordinary shares of iQIYI, Inc. The ADSs of iQIYI, Inc. are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary and iQIYI, Inc. and holders of the ADSs of iQIYI, Inc., which may be different from the rights of holders of the Class A ordinary shares of iQIYI, Inc. For example, the ADS depositary may make distributions in respect of the Class A ordinary shares of iQIYI, Inc. that are not passed on to the holders of the ADSs of iQIYI, Inc.. Any such differences between the rights of holders of the ADSs of iQIYI, Inc. and the rights of holders of the Class A ordinary shares of iQIYI, Inc. may be significant and may materially and adversely affect the value of the ADSs of iQIYI, Inc. and, as a result, the notes.
•	RISKS ASSOCIATED WITH NON-U.S. SECURITIES WITH RESPECT TO THE ADSs OF iQIYI, INC., THE CLASS C ORDINARY SHARES OF LIBERTY GLOBAL PLC, THE COMMON STOCK OF MARVELL TECHNOLOGY GROUP LTD. AND THE COMMON SHARES OF NXP SEMICONDUCTORS N.V. — An investment in notes linked to the value of ADSs representing interests in the Class A ordinary shares of iQIYI, Inc., the Class C ordinary shares of Liberty Global plc, the common stock of Marvell Technology Group Ltd. and the common shares of NXP Semiconductors N.V., each of which are issued by a non-U.S. company, involves risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. equity securities, including changes in that country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. The issuer's home country may be subjected to different and, in some cases, more adverse economic environments.
•	EMERGING MARKETS RISK WITH RESPECT TO THE ADSs OF iQIYI, INC. — The ADSs of iQIYI, Inc. have been issued by a non-U.S. company conducting its business in an emerging markets country (China). Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
•	IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE BASED ON THE COMMON STOCK(S) (OR OTHER SECURITIES) OF ONE OR MORE COMPANIES THAT ARE NOT THE APPLICABLE REFERENCE STOCK(S) — Following certain corporate events relating to a Reference Stock where its issuer is not the surviving entity, a portion of any payment on the notes may be based on the common stock (or other security) of a successor to that Reference Stock issuer or any cash or any other assets distributed to holders of that Reference Stock in the relevant corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. The specific corporate events that can lead to these adjustments and the procedures for selecting the Exchange Property (as defined in the accompanying product supplement) are described in the accompanying product supplement.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	THE REFERENCE STOCKS ARE CONCENTRATED IN THE 5G SECTOR — Each of the Reference Stocks has been issued by a company associated with the 5G sector. Because the value of the notes is determined by the performance of the Basket consisting of the Reference Stocks, an investment in these notes will be concentrated in this sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.
•	LIMITED TRADING HISTORY WITH RESPECT TO THE CLASS A COMMON STOCK OF ALTICE USA, INC., THE COMMON STOCK OF BROADCOM INC. AND THE ADSs OF iQIYI, INC. — After the close of market trading on April 4, 2018, Broadcom Inc. and Broadcom Pte. Ltd. (formerly known as Broadcom Limited), a Singapore company, completed a statutory scheme of arrangement under Singapore law pursuant to which Broadcom Pte. Ltd. became a wholly owned subsidiary of Broadcom Inc. Broadcom Inc. is the successor to Broadcom Pte. Ltd. The Class A common stock of Altice USA, Inc. commenced trading on the New York Stock Exchange on June 22, 2017, the common stock of Broadcom Inc. commenced trading on The NASDAQ Stock Market on April 5, 2018 and the ADSs of iQIYI, Inc. commenced trading on The NASDAQ Stock Market on

JPMorgan Structured Investments —	PS-8
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

March 29, 2018 and therefore have limited historical performance. Accordingly, historical information for these Reference Stocks is available only since the applicable date listed above. Past performance should not be considered indicative of future performance.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, the estimated value of the notes will be provided in the pricing supplement and may be as low as the minimum for the estimated value of the notes set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimum for the estimated value of the notes.

JPMorgan Structured Investments —	PS-9
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

The Basket and the Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Except as specified below, companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Basket and the Reference Stocks

The following graphs show the historical weekly performance of the Basket as a whole from March 30, 2018 through June 26, 2020, as well as the Reference Stocks (other than the Class A common stock of Altice USA, Inc., the common stock of Broadcom Inc. (and its predecessors) and the ADSs of iQIYI, Inc.) from January 2, 2015 through June 26, 2020, the historical performance of the Class A common stock of Altice USA, Inc. based on the weekly historical closing prices of one share of the Class A common stock of Altice USA, Inc. from June 23, 2017 through June 26, 2020, the historical performance of the ordinary shares of Avago Technologies Limited, no par value, based on the weekly closing prices of one ordinary share of Avago Technologies Limited from January 2, 2015 through January 29, 2016, the historical performance of the ordinary shares of Broadcom Pte. Ltd. based on the weekly historical closing prices of one ordinary share of Broadcom Pte. Ltd. from February 5, 2016 through March 30, 2018, the historical performance of the common stock of Broadcom Inc. based on the weekly historical closing prices of one share of the common stock of Broadcom Inc. from April 6, 2018 through June 26, 2020 and the historical performance of the ADSs of iQIYI, Inc. based on the weekly historical closing prices of one ADS of iQIYI, Inc. from March 30, 2018 through June 26, 2020. The Class A common stock of Altice USA, Inc. commenced trading on the New York Stock Exchange on June 22, 2017, the common stock of Broadcom Inc. commenced trading on The NASDAQ Stock Market on April 5, 2018 and the ADSs of iQIYI, Inc. commenced trading on The NASDAQ Stock Market on March 29, 2018 and therefore have limited historical performance. From February 1, 2016 through April 4, 2018, the ordinary shares of Broadcom Pte. Ltd. traded on The NASDAQ Stock Market and prior to February 1, 2016, the ordinary shares of Avago Technologies Limited traded on The NASDAQ Stock Market, in each case under the ticker symbol “AVGO,” the same ticker symbol as for the common stock of Broadcom Inc. The graph of the historical Basket performance reflects that the closing level of the Basket on the Base Date was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

We obtained the various closing prices below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the Pricing Date or any Ending Averaging Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly closing level of the Basket from March 30, 2018 through June 26, 2020. The following graph reflects that the closing level of the Basket on the Base Date was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

JPMorgan Structured Investments —	PS-10
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

Apple Inc. (“Apple”)

According to its publicly available filings with the SEC, Apple designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories and sells a variety of related services. The common stock of Apple, par value $0.00001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Apple in the accompanying product supplement. Apple’ SEC file number is 001-36743.

Historical Information Regarding the Common Stock of Apple

The following graph sets forth the historical performance of the common stock of Apple based on the weekly historical closing prices of one share of the common stock of Apple from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Apple on June 29, 2020 was $361.78.

Analog Devices, Inc. (“Analog Devices”)

According to its publicly available filings with the SEC, Analog Devices is an analog technology company that designs, manufactures and markets a portfolio of solutions, including integrated circuits, algorithms, software and subsystems that leverage analog, mixed-signal and digital signal processing technologies. The common stock of Analog Devices, par value $0.16 2/3 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Analog Devices in the accompanying product supplement. Analog Devices’ SEC file number is 001-07819.

Historical Information Regarding the Common Stock of Analog Devices

The following graph sets forth the historical performance of the common stock of Analog Devices based on the weekly historical closing prices of one share of the common stock of Analog Devices from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Analog Devices on June 29, 2020 was $119.00.

JPMorgan Structured Investments —	PS-11
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

ANSYS, Inc. (“Ansys”)

According to its publicly available filings with the SEC, Ansys develops and markets engineering simulation software and services used by engineers, designers, researchers and students across a spectrum of industries and academia, including aerospace and defense, automotive, electronics, semiconductors, energy, materials and chemical processing, turbomachinery, consumer products, healthcare and sports. The common stock of Ansys, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Ansys in the accompanying product supplement. Ansys’ SEC file number is 000-20853.

Historical Information Regarding the Common Stock of Ansys

The following graph sets forth the historical performance of the common stock of Ansys based on the weekly historical closing prices of one share of the common stock of Ansys from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Ansys on June 29, 2020 was $282.13.

Amphenol Corporation (“Amphenol”)

According to its publicly available filings with the SEC, Amphenol is a designer, manufacturer and marketer of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. The Class A common stock of Amphenol, par value $0.001 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Amphenol in the accompanying product supplement. Amphenol’s SEC file number is 001-10879.

Historical Information Regarding the Class A Common Stock of Amphenol

The following graph sets forth the historical performance of the Class A common stock of Amphenol based on the weekly historical closing prices of one share of the Class A common stock of Amphenol from January 2, 2015 through June 26, 2020. The closing price of one share of the Class A common stock of Amphenol on June 29, 2020 was $95.23.

JPMorgan Structured Investments —	PS-12
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

Altice USA, Inc. (“Altice USA”)

According to its publicly available filings with the SEC, Altice USA principally provides broadband communications and video services and markets its services primarily under two brands: Optimum and Suddenlink. The Class A common stock of Altice USA, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Altice USA in the accompanying product supplement. Altice USA’s SEC file number is 001-38126.

Historical Information Regarding the Class A Common Stock of Altice USA

The following graph sets forth the historical performance of the Class A common stock of Altice USA based on the weekly historical closing prices of one share of the Class A common stock of Altice USA from June 23, 2017 through June 26, 2020. The common stock of Altice USA commenced trading on the New York Stock Exchange on June 22, 2017 and therefore has limited historical performance. The closing price of one share of the Class A common stock of Altice USA on June 29, 2020 was $22.64.

Broadcom Inc. (“Broadcom”)

According to its publicly available filings with the SEC, Broadcom designs, develops and supplies a range of semiconductor and infrastructure software and solutions.  Broadcom Inc. is the successor to Broadcom Pte. Ltd. (formerly known as Broadcom Limited).  After the close of market trading on April 4, 2018, Broadcom Inc. and Broadcom Pte. Ltd, a Singapore company, completed a statutory scheme of arrangement under Singapore law pursuant to which Broadcom Pte. Ltd. became a wholly owned subsidiary of Broadcom Inc.  Broadcom Pte. Ltd. is the successor to Avago Technologies Limited.  On February 1, 2016, Avago Technologies Limited, Broadcom Corporation and other parties completed various transactions, pursuant to which, among other things, each of Avago Technologies Limited and Broadcom Corporation became indirect subsidiaries of Broadcom Pte. Ltd. The common stock of Broadcom, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Broadcom in the accompanying product supplement. Broadcom’s SEC file number is 001-38449.

Historical Information Regarding the Common Stock of Broadcom

The following graph sets forth historical performance of the ordinary shares of Avago Technologies Limited, no par value, based on the weekly closing prices of one ordinary share of Avago Technologies Limited from January 4, 2013 through January 29, 2016, the historical performance of the ordinary shares of Broadcom Pte. Ltd. based on the weekly historical closing prices of one ordinary share of Broadcom Pte. Ltd. from February 5, 2016 through March 30, 2018 and the historical performance of the common stock of Broadcom Inc. based on the weekly historical closing prices of one share of the common stock of Broadcom Inc. from April 6, 2018 through June 26, 2020.  The common stock of Broadcom Inc. commenced trading on The NASDAQ Stock Market under the ticker symbol “AVGO” on April 5, 2018 and therefore has limited historical performance.  From February 1, 2016 through April 4, 2018, the ordinary shares of Broadcom Pte. Ltd. traded on The NASDAQ Stock Market under the ticker symbol “AVGO” and prior to February 1, 2016, the ordinary shares of Avago Technologies Limited traded on The NASDAQ Stock Market under the ticker symbol “AVGO.” The closing price of one common share of Broadcom on June 29, 2020 was $309.78.

JPMorgan Structured Investments —	PS-13
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

†The first vertical dotted line indicates February 1, 2016 and the second vertical dotted line indicates April 5, 2018.  In the graph, the performance to the left of the first vertical dotted line reflects the ordinary shares of Avago Technologies Limited, the performance between the two vertical dotted lines reflects the ordinary shares of Broadcom Pte. Ltd. and the performance to the right of the second vertical dotted line reflects the performance of the common stock of Broadcom Inc.

Crown Castle International Corp. (“Crown Castle”)

According to its publicly available filings with the SEC, Crown Castle owns, operates and leases shared communications infrastructure that is geographically dispersed throughout the United States, including towers and other structures, such as rooftops, and fiber primarily supporting small cell networks and fiber solutions. The common stock of Crown Castle, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Crown Castle in the accompanying product supplement. Crown Castle’s SEC file number is 001-16441.

Historical Information Regarding the Common Stock of Crown Castle

The following graph sets forth the historical performance of the common stock of Crown Castle based on the weekly historical closing prices of one share of the common stock of Crown Castle from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Crown Castle on June 29, 2020 was $162.30.

JPMorgan Structured Investments —	PS-14
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

Cadence Design Systems, Inc. (“Cadence”)

According to its publicly available filings with the SEC, Cadence offers software, hardware, services and reusable integrated circuit design blocks for the development of electronic systems, integrated circuits, electronic devices and manufactured products. The common stock of Cadence, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Cadence in the accompanying product supplement. Cadence’s SEC file number is 000-15867.

Historical Information Regarding the Common Stock of Cadence

The following graph sets forth the historical performance of the common stock of Cadence based on the weekly historical closing prices of one share of the common stock of Cadence from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Cadence on June 29, 2020 was $94.03.

Charter Communications, Inc. (“Charter”)

According to its publicly available filings with the SEC, Charter is a cable operator and a broadband communications services company providing video, Internet and voice services to residential and small and medium business customers. Charter also (i) offers mobile service to residential and small and medium business customers, (ii) sells video and online advertising inventory to local, regional and national advertising customers and communications and managed solutions to larger enterprise customers and (iii) owns and operates regional sports networks and local sports, news and community channels. The Class A common stock of Charter, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Charter in the accompanying product supplement. Charter’s SEC file number is 001-33664.

Historical Information Regarding the Class A Common Stock of Charter

The following graph sets forth the historical performance of the Class A common stock of Charter based on the weekly historical closing prices of one share of the Class A common stock of Charter from January 2, 2015 through June 26, 2020. The closing price of one share of the Class A common stock of Charter on June 29, 2020 was $509.22.

JPMorgan Structured Investments —	PS-15
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

Cisco Systems, Inc. (“Cisco”)

According to its publicly available filings with the SEC, Cisco designs and sells a range of technologies that power the Internet. Cisco’s products and technologies are grouped into the following categories: Infrastructure Platforms; Applications; Security; and Other Products. In addition to its product offerings, Cisco provides a range of service offerings, including technical support services and advanced services. The common stock of Cisco, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Cisco in the accompanying product supplement. Cisco’s SEC file number is 000-18225.

Historical Information Regarding the Common Stock of Cisco

The following graph sets forth the historical performance of the common stock of Cisco based on the weekly historical closing prices of one share of the common stock of Cisco from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Cisco on June 29, 2020 was $46.15.

JPMorgan Structured Investments —	PS-16
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

DISH Network Corporation (“DISH Network”)

According to its publicly available filings with the SEC, DISH Network operates two primary business segments: pay-TV services and wireless. The Class A common stock of DISH Network, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of DISH Network in the accompanying product supplement. DISH Network’s SEC file number is 001-39144.

Historical Information Regarding the Class A Common Stock of DISH Network

The following graph sets forth the historical performance of the Class A common stock of DISH Network based on the weekly historical closing prices of one share of the Class A common stock of DISH Network from January 2, 2015 through June 26, 2020. The closing price of one share of the Class A common stock of DISH Network on June 29, 2020 was $33.05.

Fortinet, Inc. (“Fortinet”)

According to its publicly available filings with the SEC, Fortinet provides cybersecurity solutions to a variety of organizations, such as enterprises, communication service providers, government organizations and small businesses. The common stock of Fortinet, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Fortinet in the accompanying product supplement. Fortinet’s SEC file number is 001-34511.

Historical Information Regarding the Common Stock of Fortinet

The following graph sets forth the historical performance of the common stock of Fortinet based on the weekly historical closing prices of one share of the common stock of Fortinet from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Fortinet on June 29, 2020 was $133.47.

JPMorgan Structured Investments —	PS-17
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

Corning Incorporated (“Corning”)

According to its publicly available filings with the SEC, Corning is a materials science company whose markets include optical communications, mobile consumer electronics, display technology, automotive emissions control and glass products and life sciences vessels. The common stock of Corning, par value $0.50 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Corning in the accompanying product supplement. Corning’s SEC file number is 001-03247.

Historical Information Regarding the Common Stock of Corning

The following graph sets forth the historical performance of the common stock of Corning based on the weekly historical closing prices of one share of the common stock of Corning from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Corning on June 29, 2020 was $25.68.

Intel Corporation (“Intel”)

According to its publicly available filings with the SEC, Intel designs and manufactures technologies that power the cloud and an increasingly smart, connected world. The common stock of Intel, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Intel in the accompanying product supplement. Intel’s SEC file number is 000-06217.

Historical Information Regarding the Common Stock of Intel

The following graph sets forth the historical performance of the common stock of Intel based on the weekly historical closing prices of one share of the common stock of Intel from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Intel on June 29, 2020 was $58.27.

JPMorgan Structured Investments —	PS-18
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

iQIYI, Inc. (“iQIYI”)

According to its publicly available filings with the SEC, iQIYI, a Cayman Islands company, operates an online entertainment service in China, featuring original content, as well as a library of other professionally-produced content, professional user generated content and user-generated content. The ADSs, each representing seven Class A ordinary shares, par value $0.00001 per share, of iQIYI are listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of iQIYI in the accompanying product supplement. iQIYI’s SEC file number is 001-38431.

Historical Information Regarding the ADSs of iQIYI

The following graph sets forth the historical performance of the ADSs of iQIYI based on the weekly historical closing prices of one ADS of iQIYI from March 30, 2018 through June 26, 2020. The ADSs of iQIYI commenced trading on The NASDAQ Stock Market on March 29, 2018 and therefore has limited historical performance. The closing price of one American Depositary Share of iQIYI on June 29, 2020 was $23.26.

Juniper Networks, Inc. (“Juniper Networks”)

According to its publicly available filings with the SEC, Juniper Networks designs, develops and sells products and services that enable customers to build networks for their businesses through automation. Juniper Networks sells its network products and service offerings across routing, switching and security technologies. The common stock of Juniper Networks, par value $0.00001 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Juniper Networks in the accompanying product supplement. Juniper Networks’ SEC file number is 001-34501.

Historical Information Regarding the Common Stock of Juniper Networks

The following graph sets forth the historical performance of the common stock of Juniper Networks based on the weekly historical closing prices of one share of the common stock of Juniper Networks from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Juniper Networks on June 29, 2020 was $22.55.

JPMorgan Structured Investments —	PS-19
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

Keysight Technologies, Inc. (“Keysight”)

According to its publicly available filings with the SEC, Keysight is a technology company that provides electronic design and test solutions that are used in the simulation, design, validation, manufacture, installation, optimization and secure operation of electronics systems in the communications, networking and electronics industries. The common stock of Keysight, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Keysight in the accompanying product supplement. Keysight’s SEC file number is 001-36334.

Historical Information Regarding the Common Stock of Keysight

The following graph sets forth the historical performance of the common stock of Keysight based on the weekly historical closing prices of one share of the common stock of Keysight from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Keysight on June 29, 2020 was $98.13.

JPMorgan Structured Investments —	PS-20
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

Liberty Global plc (“Liberty Global”)

According to its publicly available filings with the SEC, Liberty Global, a U.K. company, is an international provider of broadband internet, video, fixed-line telephony and mobile communications services to residential customers and businesses in Europe. The Class C ordinary shares of Liberty Global, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Liberty Global in the accompanying product supplement. Liberty Global’s SEC file number is 001-35961.

Historical Information Regarding the Class C Ordinary Shares of Liberty Global

The following graph sets forth the historical performance of the Class C ordinary shares of Liberty Global based on the weekly historical closing prices of one Class C ordinary share of Liberty Global from January 2, 2015 through June 26, 2020. The closing price of one Class C ordinary share of Liberty Global on June 29, 2020 was $21.48.

Marvell Technology Group Ltd. (“Marvell”)

According to its publicly available filings with the SEC, Marvell’s primary service, Marvell, a Bermuda company, is a fabless semiconductor solutions provider of data infrastructure products. The common shares of Marvell, par value $0.002 per share, are listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Marvell in the accompanying product supplement. Marvell’s SEC file number is 000-30877.

Historical Information Regarding the Common Shares of Marvell

The following graph sets forth the historical performance of the common shares of Marvell based on the weekly historical closing prices of one common share of Marvell from January 2, 2015 through June 26, 2020. The closing price of one common share of Marvell on June 29, 2020 was $33.56.

JPMorgan Structured Investments —	PS-21
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

Micron Technology, Inc. (“Micron”)

According to its publicly available filings with the SEC, Micron is a provider of memory and storage solutions in market segments like mobile, data center, client, consumer, industrial, graphics, automotive and networking. The common stock of Micron, par value $0.10 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Micron Technology in the accompanying product supplement. Micron’s SEC file number is 001-10658.

Historical Information Regarding the Common Stock of Micron

The following graph sets forth the historical performance of the common stock of Micron based on the weekly historical closing prices of one share of the common stock of Micron from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Micron on June 29, 2020 was $49.15.

NXP Semiconductors N.V. (“NXP Semiconductors”)

According to its publicly available filings with the SEC, NXP Semiconductors, a Dutch company, is a semiconductor company that offers products used in a range of end-market applications, including automotive, industrial and Internet of Things (IoT), mobile and communication infrastructure. The common shares of NXP Semiconductors, par value €0.20 per share, are listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of NXP Semiconductors in the accompanying product supplement. NXP Semiconductors’ SEC file number is 001-34841.

Historical Information Regarding the Common Shares of NXP Semiconductors

The following graph sets forth the historical performance of the common shares of NXP Semiconductors based on the weekly historical closing prices of one common share of NXP Semiconductors from January 2, 2015 through June 26, 2020. The closing price of one common share of NXP Semiconductors on June 29, 2020 was $111.58.

JPMorgan Structured Investments —	PS-22
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

ON Semiconductor Corporation (“ON Semiconductor”)

According to its publicly available filings with the SEC, ON Semiconductor offers a portfolio of sensors, power management, connectivity, custom and system on chip (SoC), analog, logic, timing and discrete devices, serving a base of end-user markets, including automotive, communications, computing, consumer, medical, industrial, networking, telecom and aerospace/defense. The common stock of ON Semiconductor, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of ON Semiconductor in the accompanying product supplement. ON Semiconductor’s SEC file number is 000-30419.

Historical Information Regarding the Common Stock of ON Semiconductor

The following graph sets forth the historical performance of the common stock of ON Semiconductor based on the weekly historical closing prices of one share of the common stock of ON Semiconductor from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of ON Semiconductor on June 29, 2020 was $19.52.

QUALCOMM Incorporated (“Qualcomm”)

According to its publicly available filings with the SEC, Qualcomm is engaged in the development and commercialization of technologies and products used in mobile devices and other wireless products, including network equipment, broadband gateway equipment, consumer electronic devices and other connected devices. The common stock of Qualcomm, par value $0.0001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Qualcomm in the accompanying product supplement. Qualcomm’s SEC file number is 000-19528.

Historical Information Regarding the Common Stock of Qualcomm

The following graph sets forth the historical performance of the common stock of Qualcomm based on the weekly historical closing prices of one share of the common stock of Qualcomm from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Qualcomm on June 29, 2020 was $89.01.

JPMorgan Structured Investments —	PS-23
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

Qorvo, Inc. (“Qorvo”)

According to its publicly available filings with the SEC, Qorvo is engaged in the development and commercialization of technologies and products for wireless and wired connectivity and offers a portfolio of radio frequency solutions and semiconductor technologies. The common stock of Qorvo, par value $0.0001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Qorvo in the accompanying product supplement. Qorvo’s SEC file number is 001-36801.

Historical Information Regarding the Common Stock of Qorvo

The following graph sets forth the historical performance of the common stock of Qorvo based on the weekly historical closing prices of one share of the common stock of Qorvo from January 2, 2015 through June 26, 2020.  The closing price of one share of the common stock of Qorvo on June 29, 2020 was $107.43.

JPMorgan Structured Investments —	PS-24
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

SBA Communications Corporation (“SBA Communications”)

According to its publicly available filings with the SEC, SBA Communications is an owner and operator of wireless communications infrastructure, including tower structures, rooftops and other structures that support antennas used for wireless communications. The Class A common stock of SBA Communications, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of SBA Communications in the accompanying product supplement. SBA Communications’ SEC file number is 001-16853.

Historical Information Regarding the Class A Common Stock of SBA Communications

The following graph sets forth the historical performance of the Class A common stock of SBA Communications based on the weekly historical closing prices of one share of the Class A common stock of SBA Communications from January 2, 2015 through June 26, 2020. The closing price of one share of the Class A common stock of SBA Communications on June 29, 2020 was $289.18.

Synopsys, Inc. (“Synopsys”)

According to its publicly available filings with the SEC, Synopsys supplies electronic design automation software that engineers use to design and test integrated circuits, or “chips,” offers semiconductor intellectual property products and provides software and hardware used to validate the electronic systems that incorporate chips and the software that runs on them, in addition to technical services and support. Synopsys is also a provider of software tools and services that improve the security and quality of software code in a variety of industries, including electronics, financial services, media, automotive, medicine, energy and industrials.  The common stock of Synopsys, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Synopsys in the accompanying product supplement. Synopsys’ SEC file number is 000-19807.

Historical Information Regarding the Common Stock of Synopsys

The following graph sets forth the historical performance of the common stock of Synopsys based on the weekly historical closing prices of one share of the common stock of Synopsys from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Synopsys on June 29, 2020 was $189.72.

JPMorgan Structured Investments —	PS-25
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

Skyworks Solutions, Inc. (“Skyworks”)

According to its publicly available filings with the SEC, Skyworks offers analog semiconductors that connect people, places, and things, spanning a number of applications within the aerospace, automotive, broadband, cellular infrastructure, connected home, industrial, medical, military, smartphone, tablet and wearable markets. The common stock of Skyworks, par value $0.25 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Skyworks in the accompanying product supplement. Skyworks’ SEC file number is 001-05560.

Historical Information Regarding the Common Stock of Skyworks

The following graph sets forth the historical performance of the common stock of Skyworks based on the weekly historical closing prices of one share of the common stock of Skyworks from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Skyworks on June 29, 2020 was $126.00.

JPMorgan Structured Investments —	PS-26
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

AT&T Inc. (“AT&T”)

According to its publicly available filings with the SEC, AT&T is a provider of telecommunications, media and technology services. The common shares of AT&T, par value $1.00 per share, are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of AT&T in the accompanying product supplement. AT&T’s SEC file number is 001-08610.

Historical Information Regarding the Common Shares of AT&T

The following graph sets forth the historical performance of the common shares of AT&T based on the weekly historical closing prices of one common share of AT&T from January 2, 2015 through June 26, 2020. The closing price of one common share of AT&T on June 29, 2020 was $29.91.

T-Mobile US, Inc. (“T-Mobile”)

According to its publicly available filings with the SEC, T-Mobile provides wireless services to postpaid, prepaid and wholesale customers, as well as a selection of wireless devices and accessories. The common stock of T-Mobile, par value $0.00001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of T-Mobile in the accompanying product supplement. T-Mobile’s SEC file number is 001-33409.

Historical Information Regarding the Common Stock of T-Mobile

The following graph sets forth the historical performance of the common stock of T-Mobile based on the weekly historical closing prices of one share of the common stock of T-Mobile from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of T-Mobile on June 29, 2020 was $105.96.

JPMorgan Structured Investments —	PS-27
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

VMware, Inc. (“VMware”)

According to its publicly available filings with the SEC, VMware helps customers manage their IT resources across private clouds and complex multi-cloud, multi-device environments by offering solutions across three categories: Software-Defined Data Center, Hybrid and Multi-Cloud Computing and Digital Workspace—End-User Computing. The Class A common stock of VMware, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of VMware in the accompanying product supplement. VMware’s SEC file number is 001-33622.

Historical Information Regarding the Class A Common Stock of VMware

The following graph sets forth the historical performance of the Class A common stock of VMware based on the weekly historical closing prices of one share of the Class A common stock of VMware from January 2, 2015 through June 26, 2020. The closing price of one share of the Class A common stock of VMware on June 29, 2020 was $150.99.

Verizon Communications Inc. (“Verizon”)

According to its publicly available filings with the SEC, Verizon is a provider of communications, information and entertainment products and services to consumers, businesses and government entities.  The common stock of Verizon, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Verizon in the accompanying product supplement. Verizon’s SEC file number is 001-08606.

Historical Information Regarding the Common Stock of Verizon

The following graph sets forth the historical performance of the common stock of Verizon based on the weekly historical closing prices of one share of the common stock of Verizon from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Verizon on June 29, 2020 was $54.69.

JPMorgan Structured Investments —	PS-28
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

Xilinx, Inc. (“Xilinx”)

According to its publicly available filings with the SEC, Xilinx designs and develops programmable devices and associated technologies. The common stock of Xilinx, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Xilinx in the accompanying product supplement. Xilinx’s SEC file number is 000-18548.

Historical Information Regarding the Common Stock of Xilinx

The following graph sets forth the historical performance of the common stock of Xilinx based on the weekly historical closing prices of one share of the common stock of Xilinx from January 2, 2015 through June 26, 2020. The closing price of one share of the common stock of Xilinx on June 29, 2020 was $91.96.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS-29
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket and the Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments —	PS-30
Return Notes Linked to the J.P. Morgan Quest 5G Thematic Basket